Exhibit 2.5-7

October 24, 2022

CEMEX, S.A.B. de C.V.

Avenida Constitucion 444 Pte

Colonia Centro

Monterrey, Nuevo Leon 64000

Mexico

Attention: Mr. Louisa P. Rodriguez, Attorney-in-Fact

Dear Ms. Rodriguez,

Reference is made to the Letter Agreement dated July 11, 2013, as amended by the Amendment to the Letter Agreement dated February 1, 2017 and the Amendment to the Letter Agreement dated November 22, 2019, between CEMEX, S.A.B. de C.V. (“CEMEX”) and Citibank, N.A. (“Citibank”) relating to the continued appointment of Citibank as the exclusive Depositary for its American Depositary Receipts (“ADR”) Program (“ADR Program”) (collectively, the “Letter Agreement”). Capitalized terms not otherwise defined in this amendment to the Letter Agreement (this “Amendment”) shall have the meanings ascribed to them in the Letter Agreement.

In consideration of Citibank’s continuing to act as CEMEX exclusive Depositary for the ADR Program and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Citibank and CEMEX hereby agree to amend the Letter Agreement as follows:

1)	The Term of the Letter Agreement shall be amended and extended for another three (3) years through December 31, 2025.

2)	In the “Financial Arrangements” section, the bullet points shall be replaced in their entirety with the following:

•	“Make available to CEMEX the amounts described below (collectively, the “Contributions”) for the three consecutive twelve month periods beginning January 1, 2023 through December 31, 2025:

•	U.S. $1,500,000 per twelve-month period (the “Fixed Contribution”), plus;

•	An amount equal to 75% of the ADR Fees collected above the Fixed Contribution, per twelve-month period (the “Variable Contribution”), plus;

•

Also make available any amounts carried over from the financial contributions previously made available to CEMEX under the Agreement to the Letter Agreement dated November 22, 2019, less any amounts that Citibank has paid in respect of invoices of behalf of CEMEX, or reimbursed CEMEX for amounts previously paid by CEMEX for Program-Related Expenses, prior to the effectiveness of this Amendment.

CEMEX, S.A.B. de C.V. October 2022 – Citibank – Confidential	Page 1

•

The Contributions less any applicable US withholding tax may be used by the Company solely to defray Program-Related Expenses. To the extent that payments of Contributions or other payments of expenses made by Citibank on behalf of the Company are subject to US withholding tax, such payments will either be made net of such taxes or, to the extent that the payments are being made to third parties, will be paid gross and the amount of any applicable US withholding tax will be deducted from the amount of the Contributions.”

This letter shall be governed by and construed in accordance with the internal laws of the State of New York without reference to conflicts of law principles. Headings contained in the Letter Agreement as modified by this Amendment are for reference purposes only and shall not affect the construction of or be taken into consideration in interpreting the Letter Agreement. The amendments set forth in this letter shall become effective as of January 1, 2023.

Except as otherwise modified herein, all other terms and conditions of the Letter Agreement shall remain unchanged and in full force and effect. Future references to the Letter Agreement shall be deemed to mean the Letter Agreement as modified by this Amendment.

Each party represents that it has full power and authority to enter into and perform this Amendment. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Letter Agreement or any provisions of the Letter Agreement that directly cover or indirectly bear upon matters covered under this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. Facsimile or electronically transmitted signatures may be used in place of original signatures to this Amendment.

[Signature Page follows]

CEMEX, S.A.B. de C.V. October 2022 – Citibank – Confidential	Page 2

If you are in agreement with the foregoing, please sign and return the enclosed duplicate copy of this Amendment to Ana-Maria Carasso by November 7, 2022.

Yours faithfully,

/s/ Andrew Leamon
Andrew Leamon
Managing Director, Depositary Receipt Services
Citibank, N.A.

ACCEPTED AND AGREED:

CEMEX, S.A.B. de C.V.

By:	/s/ Louisa P. Rodriguez
Name:	Louisa P. Rodriguez
Title:	Chief Communications Officer
Date:	10/26/2022

CEMEX, S.A.B. de C.V. October 2022 – Citibank – Confidential	Page 3